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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                         _____________________________


                                  FORM 8-K

                               CURRENT REPORT
  PURSUANT TO SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                               DATE OF REPORT
              (DATE OF EARLIEST EVENT REPORTED): MARCH 6, 1996


                         _____________________________


                      HORIZON/CMS HEALTHCARE CORPORATION
           (Exact name of Registrant as specified in its charter)


DELAWARE                              1-9369                       91-1346899
(State or other jurisdiction   (Commission File No.)         (I.R.S. Employer
of incoration or org-                                     Identification No.)
anization)


                        6001 INDIAN SCHOOL ROAD, N.E.
                                  SUITE 530
                           ALBUQUERQUE, NEW MEXICO
                             (Address of principal
                                executive offices)


                                    87110
                                  (Zip Code)






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ITEM 5.

     LITIGATION AGAINST TENET HEALTHCARE CORPORATION

     Horizon/CMS Healthcare Corporation (the "Company") announced in a press release issued on March 7, 1996, that it filed a lawsuit against Tenet Healthcare Corporation ("Tenet") in the United States District Court for the District of Nevada. The Company stated that the lawsuit arises out of an agreement entered into between the Company and Tenet in connection with the Company's attempted acquisition of The Hillhaven Corporation ("Hillhaven") in January 1995.

     In the lawsuit, the Company alleges that, despite having enjoyed over $171 million in pre-tax gain for its stock interest in Hillhaven as a result of the Company's efforts, Tenet has failed to honor its commitment to pay the Company approximately $14.5 million pursuant to the agreement. Tenet has contended that the amount owing to the Company under the agreement is approximately $5.1 million. The Company has recognized as income approximately $13 million of the nearly $14.5 million the Company contends is owing under the agreement.

     OIG/DOJ INVESTIGATION INVOLVING CERTAIN MEDICARE PART B AND RELATED CO-INSURANCE BILLINGS

     The Company announced on March 15, 1996 in a press release that certain Medicare Part B and related co-insurance billings previously submitted by the Company are being reviewed by the Office of Inspector General of the Department of Health and Human Services (the "OIG") and the Department of Justice (the "DOJ"). These billings, totalling approximately $3.4 million, sought recovery for the costs of certain Medicare Part B-covered medical supplies used in treating Medicare patients in certain facilities at a time when those facilities were operated by Greenery Rehabilitation Group, Inc. ("Greenery") before the Company acquired Greenery (the "Greenery Acquisition"). These costs were not billed at the time incurred but were billed on a retroactive basis, as permitted under applicable Medicare Part B rules, after the Greenery Acquisition. Of the $3.4 million billed, approximately $1.3 million has been remitted to the Company.

     The March 15, 1996 announcement further disclosed that the Company has advised the OIG that it appears that a portion of the billings may not have been in accordance with applicable Medicare Part B rules. The Company has advised the OIG and the DOJ that it is cooperating, and will continue to cooperate, in the investigation and is prepared to remit any overpayment to the appropriate governmental authority. The Company believes the errors in these billings were an exception and do not represent a regular pattern or practice at the Company. Due to the preliminary nature of the OIG/DOJ investigation, the Company cannot now predict when the OIG/DOJ investigation will be completed; the ultimate outcome of the OIG/DOJ investigation; or the effect thereof on The Company's financial condition or results of

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operations. If adversely determined, the OIG/DOJ investigation could result in the imposition of civil and/or criminal fines or sanctions against the Company, which could have a material adverse impact on the Company's financial condition and/or its results of operations.

     The March 15, 1996 press release further disclosed that the Company anticipates at this time recording a charge in its quarter ended February 29, 1996, of approximately $5.1 million, pre-tax, to write off all revenue associated with Medicare Part B retroactive billings (including all of the $3.4 million in retroactive Medicare Part B and related co-insurance billings discussed previously), as well as the related costs of both the Company's internal investigations and the OIG/DOJ investigation. The effect of this charge on earnings of the Company for the third quarter ended February 29, 1996, is approximately $.06 per share.
























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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         HORIZON/CMS HEALTHCARE CORPORATION


                                         By: /s/ Scot Sauder
                                             -------------------------------
                                             Scot Sauder
                                             VICE PRESIDENT OF LEGAL AFFAIRS,
                                             SECRETARY AND GENERAL COUNSEL

Date: March 21, 1996.















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